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                                                                    EXHIBIT 21.1



                    SUBSIDIARIES OF SILVERLEAF RESORTS, INC.

      Due to the provisions of Item 601(b)(21)(ii) of Regulation S-K, the Registrant has no subsidiaries which must be specifically described under Item 601(b)(21)(i).